Exhibit 10.7

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the 30th day of December, 2018, by and between IGM Biosciences, Inc., a Delaware corporation (the “Company”), and Daniel S. Chen, MD, PhD (the “Grantee”).

In consideration of the mutual covenants and representations herein set forth, the Company and the Grantee agree as follows:

1.    Grant of Stock. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee 770,000 shares of the Company’s Common Stock (the “Stock”) having a fair market value as of the date of this Agreement of $0.21 per share. This grant is made pursuant to the Employment Agreement dated as of July 12, 2018 between the Company and the Grantee (the “Employment Agreement”) and is in full satisfaction of the Company’s obligation under Section 3(b) thereof. This grant is not made pursuant to the Company’s 2018 Omnibus Incentive Plan or its 2010 Stock Plan. The Stock will be registered in the name of Grantee as of the date of this Agreement in book-entry form and will be held by the Company in escrow until the forfeiture provisions under Section 2 have lapsed. Evidence of book-entry shares of Stock with respect to which the forfeiture provisions in Section 2 have lapsed shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such shares have lapsed.

2.    Forfeiture. If Grantee voluntarily terminates his employment for any reason other than Good Reason (as defined in the Employment Agreement) or if the Company terminates his employment for Cause (as defined in the Employment Agreement) on or before August 1, 2019, all of the Stock will be automatically forfeited by Executive without consideration. If Executive voluntarily terminates his employment for any reason other than Good Reason or if the Company terminates his employment for Cause after August 1, 2019 but on or before August 1, 2020, 385,000 shares of the Stock will be automatically forfeited by Grantee without consideration. If any certificates representing shares of Stock have been delivered to Grantee, upon a forfeiture the Grantee shall within ten (10) business days thereafter, deliver to the Company any and all stock certificates representing all shares of the forfeited Stock, together with stock powers duly executed in blank by the Grantee. From and after the occurrence of such forfeiture, and notwithstanding any provision herein to the contrary, the Grantee shall have no rights to or interests in any shares of the forfeited Stock (other than the obligation to transfer and deliver any and all stock certificates representing all shares of forfeited Stock pursuant to this Section 2).

3.    Restriction on Transfer; Rights of First Refusal. Shares of Stock which are subject to the forfeiture provisions of Section 2 hereof shall not be transferable by Grantee. Any sale, pledge or other transfer of shares of Stock that are no longer subject to the forfeiture provisions under Section 2 hereof shall be subject to the right of first refusal (the “Right of First Refusal”) set forth in the Bylaws of the Company.

4.    Voting and Dividend Rights. Grantee, as beneficial owner of the Stock, shall have full voting rights with respect to the shares of Stock whether before and after the forfeiture provisions of Section 2 hereof have lapsed. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to shares subject to the forfeiture provisions of Section 2, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the forfeiture provisions of Section 2 hereof have lapsed with respect to such shares. Until the forfeiture provisions of Section 2 hereof have lapsed with respect to such shares, such dividends shall be subject to the same vesting restrictions imposed under Section 2 as the shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee within thirty (30) days following the expiration of the applicable forfeiture provisions.

5.    Stock Splits, etc. If, from time to time during the term of the forfeiture provisions or Right of First Refusal as provided in Sections 2 and 3 hereof, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding securities of the Company or if there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company, then in such event any and all new, substituted or additional securities to which Grantee is entitled by reason of its ownership of capital stock shall be immediately subject to the forfeiture provisions and Rights of First Refusal and be included in the term “Stock” for all purposes of this Agreement with the same force and effect as the shares of Stock presently subject to this Agreement.

6.    Investment Intent; Covenant. In purchasing the Stock, Grantee represents to the Company as follows:

(a)    Grantee has had an opportunity to discuss the business prospects and business plan of the Company with the officers and directors of the Company. Grantee has a preexisting personal or business relationship with the Company or one of its officers, directors or controlling persons and/or by reason of Grantee’s business or financial experience Grantee has the capacity to protect Grantee’s own interests in connection with the transactions contemplated by this Agreement. Grantee further acknowledges that the Stock is highly speculative and involves a high degree of risk, and represents and warrants that Grantee is able, without impairing Grantee’s financial condition, to hold the Stock for an indefinite period of time and suffer a complete loss of Grantee’s investment therein.

(b)    Grantee is acquiring the Stock for investment and not with a view to or for sale in connection with any distribution of said Stock or with any present intention of distributing or selling said Stock and Grantee does not presently have reason to anticipate any change in circumstances or any particular occasion or event which would cause Grantee to sell said Stock. Grantee understands that the Stock has not been registered under the Securities Act of 1933, as amended, (the “Act”) and may not be sold or otherwise disposed of except pursuant to an effective Registration Statement filed under the Act or pursuant to an exemption from the registration requirements of such Act. Grantee acknowledges that the Company is under no obligation to register the Stock under the Act on Grantee’s behalf. Grantee represents and warrants that Grantee understands that the Stock constitutes restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of purchase and payment for the Stock, and even then will not be available unless the terms and conditions of Rule 144 are complied with and will be subject to the limitations on amount set forth therein.

(c) Without limiting the representations and warranties set forth above, Grantee agrees Grantee will not make any transfer of all or any part of the Stock unless (i) there is a Registration Statement under the Act in effect with respect to such transfer and such transfer is made in accordance therewith, or (ii) Grantee has furnished the Company a written opinion of counsel satisfactory to the Company and its counsel to the effect that such transfer will not require registration under the Act, which requirement the Company may waive in its discretion. Grantee agrees that, prior to the closing of the Company’s initial public offering registered under the Act, Grantee will not transfer any of such securities in a public offering without the Company’s prior consent, even if Grantee is otherwise permitted to transfer them pursuant to Rule 144 under the Act.

(d)    Grantee is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

7.    Market Stand-Off Agreement. In the event the Company sells any of its securities in an underwritten initial public offering pursuant to a registration filed pursuant to the Act, including the Company’s initial public offering, Grantee shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any of capital stock of the Company, or otherwise agree to engage in any of the foregoing transactions, without the prior written consent of the Company or such underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters; provided, however, that such period shall not exceed one hundred eighty (180) days; and provided, further, that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Company’s underwriters to comply with FINRA Rule 2711 (or any similar successor rule). In order to enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period.

8.    Payment of Taxes. Upon issuance of the Stock hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Stock and otherwise in accordance with applicable Treasury Regulations. The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Stock. At the election of the Company, the withholding requirement may be satisfied, in whole or in part, by withholding, from the Stock, shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes under applicable law. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Miscellaneous.

9.1    Further Assurances. Grantee agrees to execute such further documents and to take such further action as the Company in its judgment may deem necessary or advisable to carry out or effect one or more obligations or restrictions imposed on either Grantee or the Stock pursuant to the express provisions of this Agreement.

9.2    Entire Agreement; Amendment; Counterparts. This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties. This Agreement may not be changed or amended except by a writing, stating that it is an amendment to this Agreement, executed by both parties hereto. This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument.

9.3    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to Grantee at his or her address shown on the Company’s employment or other records and to the Company at the address of its principal corporate offices (attention: Chief Executive Officer) or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

9.4    Assignment of Rights; Binding Upon Successors. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Grantee and Grantee’s heirs, executors, administrators, successors and assigns.

9.5    Interpretation. In construing or interpreting this Agreement (and the Exhibits), the word “or” shall mean either or both (unless the context clearly requires otherwise), and the word “include” or “including” shall not be limiting or exclusive. This Agreement shall be interpreted fairly in accordance with its terms and without strict construction in favor or against either party and ambiguities shall not be interpreted against the drafting party.

9.6    Waiver; Severability. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party’s right thereafter to exercise or enforce each and every right and provision of this Agreement. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, it shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision, and if such modification is not feasible such provision shall be severed and the legality, validity and enforceability of all other provisions of this Agreement shall not be affected thereby.

9.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents to be wholly performed within the State of California.

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9.8    Counterparts: Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which, collectively, will constitute only one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party or parties, including by facsimile or other electronic form.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IGM BIOSCIENCES, INC.
a Delaware corporation

By:	/s/ Fred Schwarzer
Name:	Fred M. Schwarzer
Title:	Chief Executive Officer

GRANTEE

/s/ Daniel S. Chen
DANIEL S. CHEN, MD, PhD

CONSENT OF SPOUSE

I, [***], spouse of Daniel S. Chen, have read and approved the foregoing Restricted Stock Grant Agreement and the exhibits thereto (the “Agreement”). In consideration of the Company’s granting my spouse the right to purchase the Stock as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any interest I might have in such Stock shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Dated: December 30, 2018	/s/ [***]
Spouse of Grantee